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                                                                    EXHIBIT 10.2


                    SITE DEVELOPMENT AND HOSTING AGREEMENT


                  This SITE DEVELOPMENT AND HOSTING AGREEMENT (the "Agreement") dated as of August 9, 1999 is made between Hanover Direct, Inc. ("HDI"), a New Jersey Corporation, located at 1500 Harbor Boulevard, Weehawken, NJ 07087, and The Deerskin Companies, Inc. (the "Company"), a Nevada corporation, located at 2500 Arrowhead Drive, Carson City, NV 89706. Each of the parties hereto shall be referred to as a "Party".

                  In consideration of the mutual promises and covenants set forth below, HDI and the Company agree as follows:

1. HDI's Responsibilities.

                  1.1 HDI shall design, develop, implement, operate, maintain and manage, and enable the Company to establish a presence on the World Wide Web ("Site") to make available to Internet users on demand, men's and women's apparel and accessories from the Deerskin Catalog ("Deerskin Products"). As used in this Agreement, "Deerskin Products" shall not include (i) closeout merchandise which the Company may identify as "Deerskin" branded items, if such is the case, nor (ii) products from the Company's Joan Cook Catalog.

                  1.2 HDI shall bear all costs associated with the design, development, implementation, operation, maintenance and management of the Site, including, without limitation, technology and labor.

                  1.3 HDI shall host and maintain the Site on a server provided by HDI.

                  1.4 HDI shall provide the Company with access to, and

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the right to use, a computer system on which the Site will be stored and operated, with a direct Internet connection of shared but greater than T-1 bandwidth, plus capacity to process continuously during burst periods. HDI shall also provide the Company with access to HDI's software and Content administration tools for purposes of allowing the Company to monitor current catalog information.

                  1.5 For the purposes of collecting orders for Deerskin Products from the Site and to communicate to the Site the unavailability of certain Deerskin Products, HDI shall provide export files in the format provided by the Company. HDI shall bear the programming and software costs relating to efforts required to create order export files and receive and process import files of the Company's inventory information.

                  1.6 HDI shall have the Site fully operational and accessible on demand by users of the Internet no later than sixty (60) days from the date this Agreement has been executed by both Parties. In the event that HDI fails to have the Site fully operational within seventy (70) days from the date of this Agreement, the Company shall have the right to terminate this Agreement without penalty.

                  1.7 HDI shall distribute the Site through the world wide protocol of the Internet using distribution channels used by HDI sites and other similar distribution channels.

                  1.8 HDI agrees that it shall promote the Site and Deerskin Products no less favorably than it promotes HDI's

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catalog titles. HDI's promotion of the Site and Deerskin Products shall include, but not be limited to, the incorporation of the Site and Deerskin Products into HDI's promotion calendars with Xoom.com and Excite for the term of this Agreement. HDI agrees that the costs of any such promotions shall be borne by HDI.

2. Company's Responsibilities.

                  2.1 The Company shall provide all Content to HDI to be included in the Site no later than ten (10) days from the date this Agreement has been executed by both Parties.

                  2.2 The Company shall bear all costs associated with the processing of customer orders.

3. Fees; Payment.

                  3.1 The Company shall pay HDI thirty percent (3016) of the Net Sales in excess of Eleven Thousand Dollars ($11,000) per calendar month. "Net Sales" shall mean all revenues from the sale of Deerskin Products on the Site including shipping and handling charges, minus refunds and exchanges.

                  3.2 Payments to HDI shall be due monthly within thirty (30) days of the end of each calendar month and shall be accompanied by documentation reasonably detailing the calculation of the payment.

                  3.3 Quarterly reconciliation of payments shall be conducted within thirty (30) days of the end of each calendar quarter to adjust for refunds and exchanges not taken into account in payments made to HDI.

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                  3.4 HDI's General Manager (as hereinafter defined), may upon no less than thirty (30) days prior written notice to the Company, have the right to inspect the records of the Company's General Manager reasonably related to the calculation of such payments during the Company's normal business hours. The fees incurred by HDI in connection with the inspection shall be borne by HDI.

4. Term; Termination; Termination Payment.

                  4.1 Term; Termination. This Agreement shall be effective as of that date (the "Effective Date") the Site becomes fully operational as set forth in writing and executed by both Parties and shall continue for a period of one
(1) year from the Effective Date. This Agreement shall be automatically renewed for an additional one year period on each anniversary of the Effective Date, unless terminated by either Party hereto upon ninety (90) days written notice to the other. Such notice shall specify the date on which this Agreement is to be terminated (the "Termination Date").

                  4.2 Termination Payment.

                  (a) In the event the Company terminates this Agreement, the Company shall pay to HDI a termination payment, (the "Termination Payment") the amount of which shall be an amount equal to the aggregate Net Sales for the twelve (12) months preceding the Termination Date less $800,000, the balance of which shall be divided by two.

                  (b) In the event that the amount of the Termination

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Payment is determined pursuant to this Section 4.2 to be less than or equal to zero, then no Termination Payment shall be due to HDI nor shall HDI be required to make any termination payment to the Company if the amount is determined to be less than zero.

                   (c) The Termination Payment, if any, shall be payable by the Company in eight (8) equal payments to be made quarterly, commencing thirty (30) days after the termination date.

5. Site; Site Management.

                   5.1 URL. The Uniform Resource Locator, or address on the World Wide Web for the Site ("URL") shall be as mutually agreed by the Parties and shall be established and registered as necessary by HDI at no cost to the Company.

                   5.2 The Company shall have exclusive artistic and editorial control over the Site, including, without limitation, the implementation of the Content on the Site and the design and look and feel of the Site. Neither the Site nor any portion of thereof shall be deemed accepted and approved by the Company unless and until the Company accepts and approves same in writing to HDI. No portion of the Site shall be made available on the Internet without the consent of the Company.

                   5.3 The Company shall be deemed the "merchant of record" for all commercial transactions on the Site related to Deerskin Products. Until the sale of the Deerskin Products to the consumer from the Site all title to the Deerskin Products shall remain with the Company.

                  5.4 Each of HDI and the Company shall appoint a

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General Manager of its own to act as liaison with the other Party for the Site
(each a "General Manager") who shall bear sole responsibility for bookkeeping and business operations of the Site on a day-today basis. Each General Manager shall have the authority to make and convey decisions on behalf of each Party and to be the liaison with the other Party for all production and Content matters.

6. Exclusivity.

                  6.1 Except as provided in Section 6.2, during the term of this Agreement, the Company shall not participate in any project similar to the Site on the Internet with respect to Deerskin Products or products substantially similar to Deerskin Products (including, without limitation, the products of Wilson's House of Leather, Excelled and companies similar to Wilson's House of Leather and Excelled) and HDI shall have the exclusive right to use of the "Deerskin" brand for a self-contained web site for the offering of Deerskin Products directly to the consumer on the Internet.

                  The Company hereby grants to HDI a non-exclusive, limited, non-transferable license to use the Company's "Deerskin" trademarks, service marks, and logos (collectively, "Marks") solely for the purpose of carrying out its obligations under this Agreement. Except as provided herein, no licenses of the Company's Marks are granted or implied under this Agreement.

                  6.2 The Company retains the right to establish a web site on the Internet for the purpose of offering closeout

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merchandise which may be identified as "Deerskin" branded products, if such is the case.

                  6.3 During the term of this Agreement and for a period of two years after the expiration date of this Agreement, HDI shall not participate in any project similar to the Site on the Internet from which products substantially similar to Deerskin Products (including, without limitation, the products of Wilson's House of Leather, Excelled and and companies similar to Wilson's House of Leather and Excelled) are offered for sale to consumers on the Internet.

7. Cross-Promotions.

                  7.1 Joint Efforts. The Parties agree to cross-promote one another's products through the use of their respective customer e-mail lists on a reciprocal and equitable basis. The Parties specifically agree that the form, content and design of any and all advertisements or promotional materials featuring the other Party or such Party's products shall continue to be developed by or on behalf of such Party and shall be subject to such Party's final approval. The Parties agree further that any promotions or advertisements involving the use of a Party's customer e-mail list by the other Party shall be subject to the prior approval of such Party.

                  7.2 Mutual Covenants as to Advertisements. The Parties hereby covenant and agree that their respective marketing and advertising efforts provided for herein shall at all times comply with all applicable laws rules and regulations and will

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not contain any material which is obscene, threatening, fraudulent, harassing, libelous, infringing of third party intellectual property rights, otherwise illegal or, in the reasonable judgment of the Party required to display or transmit the advertisement, offensive.

8. Confidentiality.

                  8.1 Unless otherwise agreed to in writing by the Company, HDI shall maintain the strict confidentiality and shall not disclose to any third party the existence of, or terms and conditions of this Agreement. In addition, HDI, in performing the Services for the Company hereunder, may have access to or be exposed to, directly or indirectly, Content, user information, data, knowledge and proprietary and trade secret information of the Company in oral, graphic, written, electronic or machine readable form (hereinafter collectively referred to as "Confidential Information"). Confidential Information shall not include information which can be demonstrated: (a) to have been rightfully in the possession of HDI from a source other than the Company prior to the time of disclosure of said information to HDI hereunder ("Time of Receipt"); (b) to have been in the public domain prior to the Time of Receipt; (c) to have become part of the public domain after the Time of Receipt by a publication or by any other means except an unauthorized act or omission or breach of this Agreement on the part of HDI, its employees, or agents; or (d) to have been supplied to HDI after the Time of Receipt by a third party who is under no obligation to the

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Company to maintain such information in confidence.

                  8.2 HDI Obligations. All Confidential Information of the Company shall be held in strict confidence by HDI and shall not be disclosed or used without express written consent of the Company, except as may be required by law. HDI shall use reasonable measures and reasonable efforts to provide protection for Confidential Information, including measures at least as strict as those HDI uses to protect its own Confidential Information.

                  8.3 Company's Obligations. The Company acknowledges that it may receive confidential information of HDI relating to its technical, marketing, product and/or business affairs. All such confidential information of HDI shall be-held in strict confidence by the Company and shall not be disclosed or used without express written consent of HDI, except as may be required by law. The Company shall use reasonable measures and reasonable efforts to provide protection for such confidential information of HDI, including measures at least as strict as those the Company uses to protect its own Confidential Information.

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9. Warranties.

                   (a) Each Party represents and warrants to the other Party that (1) it is a corporation organized, validly existing and in goodstanding under the laws of the state of its incorporation; (2) it has the full right power and authority to enter into, and to perform the obligations contemplated in this Agreement, and the person signing on its behalf has the full right, power and authority to enter into this Agreement on behalf of the Party; (3) this Agreement constitutes a legal valid and binding obligation of the Party, enforceable in accordance with its terms; and (4) the execution of this Agreement will not conflict in any way with any pre-existing agreements or understandings of the Party with any person or entity.

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                   (b) HDI acknowledges that the Company is currently a party to a web-hosting agreement with Globix Corporation (the "Globix Agreement") for the Company's web site offering Deerskin Products to Internet customers. HDI agrees that the Company shall not be deemed in breach of any provision of this Agreement by virtue of the Globix Agreement remaining in effect after this Agreement has been executed by both Parties, provided, that the Globix Agreement is terminated on or prior to the Effective Date

10. General Provisions.

                   10.1 Notices. Any notice under this Agreement will be in writing and delivered by personal delivery, express courier, confirmed facsimile, or certified or registered mail, return receipt requested and will be deemed given upon personal delivery, one (1) day after deposit with express courier, upon confirmation of receipt of facsimile or five (5),days after deposit in the mail. Notices will be sent to a Party at its address set forth above or such other address as that Party may specify in writing pursuant to this Section.

                   10.2 No Joint Venture. The Parties agree that and acknowledge that the relationship of the Parties is in the nature of an independent contractor. This Agreement shall not be deemed to create a partnership or joint venture and neither Party is the other's agent, partner, employee or representative. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or to assume or create any obligation, liability, or responsibility on behalf of the other.

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This Agreement will not be construed to create or imply an association, joint venture, co-ownership, or partnership between the Parties or to impose any partnership obligation or liability upon either Party.

                  10.3 Assignment. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns, but no other person shall acquire or have any rights under this Agreement.

                  10.4 Waiver of Breach. The failure of either Party at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provisions, or in any way to affect the right of any Party hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any provisions of this Agreement shall be effective unless set forth in writing and executed by the Party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

                  10.5 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed exclusively in that State without giving effect to the principles of conflict of laws.

                  10.6 Severability. If any provision of this Agreement is declared invalid or otherwise determined to be unenforceable

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for any reason, such provision shall be deemed to be severable from the remaining provisions of this Agreement, which shall otherwise remain in full force and effect.

                  10.7 Survival. Sections 6.3, 7, 9 and 10 of this Agreement shall survive and continue in full force and effect for a period of two years from the expiration or termination of this Agreement.

                  10.7 Entire Agreement. This Agreement is the complete and exclusive agreement between the Parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both Parties.

                  10.8 Headings; Counterparts. The section headings in this Agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this Agreement. This Agreement is being executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

                           IN WITNESS WHEREOF, the parties have duly executed
this Agreement as of the date first above written.

THE DEERSKIN COMPANIES, INC.                HANOVER DIRECT, INC.


By                                          By
  ------------------------------              --------------------------
  Name: Irwin Schneidmill                     Name: Rakesh K. Kaul
  Tilte: President                            Title:President

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